UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 25, 2012

JOHNSON CONTROLS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-5097	39-0380010
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5757 North Green Bay Avenue, Milwaukee, Wisconsin		53209
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	414-524-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 25, 2012, certain executive officers of Johnson Controls, Inc. (the "Company"), including the named executive officers as listed in the Company’s proxy statement for its 2012 annual meeting of shareholders, who were parties to previous forms of employment agreements with the Company entered into updated employment agreements with the Company.

The updated employment agreement that each such executive officer executed is the same as the form of employment agreement that the Company had disclosed that it would enter into with officers of the Company on and after July 28, 2010. When compared to the form of employment agreements to which such executive officers previously were parties, the updated employment agreement eliminates the trigger that allowed an executive officer to voluntarily terminate his or her employment within a 30-day period beginning on the first anniversary of a change of control and receive benefits corresponding to a termination for "good reason". Further, the updated employment agreement does not include a tax gross-up payment on any severance payment that would be subject to the excise tax set forth in Section 280G of the Internal Revenue Code. The updated employment agreement provides that the executive officer may elect to either (i) receive his or her severance payments and be subject to the excise tax set forth in Section 280G or (ii) have his or her severance payments reduced so that the excise tax set forth in Section 280G does not apply. Effective as of September 25, 2012, all of the Company’s executive officers are parties to this updated form of employment agreement.

The form of updated employment agreement signed by such executive officers is attached as Exhibit 10.Y to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010.

Item 7.01 Regulation FD Disclosure.

On September 26, 2012, the Company’s Board of Directors ("Board") approved proposing to shareholders the phased-in declassification of the Board and other nonsubstantive changes to the Company’s Restated Articles of Incorporation through a proposed further restatement of the Restated Articles of Incorporation (the "2013 Restatement"). The 2013 Restatement provides that, commencing with the annual meeting of shareholders of the Company held in 2014, and at all annual meetings thereafter, directors whose terms are expiring at that meeting will be subject to election for a one-year term expiring at the next annual meeting. As a result, directors whose current terms expire in 2014, 2015 and 2016 would first be elected for one-year terms beginning in those respective years. Beginning with the 2016 annual meeting of shareholders, the entire Board will be elected annually.

The Board approved submitting the 2013 Restatement to the shareholders of the Company for approval at the 2013 annual meeting of shareholders. Under Wisconsin law, if shareholders approve the 2013 Restatement, then the 2013 Restatement will become legally effective when the Company files the 2013 Restatement with the Wisconsin Department of Financial Institutions, which the Company intends to do promptly following the 2013 annual meeting of shareholders if the 2013 Restatement is approved.

Also on September 26, 2012, the Board approved amendments to Article III, Section 1 of the Company’s By-Laws that relate to the proposed 2013 Restatement. The proposed By-Laws amendments provide that the phased-in declassification of the Board will commence at the 2014 annual meeting of shareholders and that directors’ terms of office will be subject to the 2013 Restatement. These By-Laws amendments will be effective only if the Company’s shareholders approve the proposed 2013 Restatement at the 2013 annual meeting of shareholders.

On September 26, 2012, the Board also adopted a Lead Director Charter and approved amendments to the Company’s Corporate Governance Guidelines. The Lead Director Charter and Corporate Governance Guidelines are published on the Company’s website at http://www.johnsoncontrols.com/content/us/en/investors/our_corporate_governance/committee_charters.html.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS, INC.

September 27, 2012	By:	/s/ Jerome D. Okarma

Name: Jerome D. Okarma
Title: Vice President, Secretary and General Counsel